                                                                     Exhibit 2.1
                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                            LUCENT TECHNOLOGIES INC.,

                            NEPTUNE ACQUISITION INC.

                                       AND

                             NEXABIT NETWORKS, INC.





                            Dated as of June 24, 1999
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                       TABLE OF CONTENTS
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1.       The Merger.........................................................    2
         1.1      General...................................................    2
         1.2      Certificate of Incorporation..............................    2
         1.3      By-Laws...................................................    3
         1.4      Directors and Officers....................................    3
         1.5      Conversion of Securities..................................    3
         1.6      Adjustment of the Exchange Ratios.........................    4
         1.7      Dissenting Shares.........................................    4
         1.8      No Fractional Shares......................................    4
         1.9      Exchange Procedures; Distributions with Respect to
                  Unexchanged Shares; Stock Transfer Books..................    5
         1.10     Return of Exchange Fund...................................    7
         1.11     No Further Ownership Rights in Company Capital Stock......    7
         1.12     Further Assurances........................................    7

2.       Approval by Stockholders...........................................    8
         2.1      Approval by Stockholders..................................    8

3.       Representations and Warranties of the Company......................    8
         3.1      Organization..............................................    8
         3.2      Capitalization; Options and Other Rights..................    8
         3.3      Authority; Stockholder Vote...............................    9
         3.4      Charter Documents.........................................   10
         3.5      Financial Statements......................................   11
         3.6      Absence of Undisclosed Liabilities; Indebtedness..........   11
         3.7      Operations and Obligations................................   11
         3.8      Properties................................................   13
         3.9      Customers and Suppliers...................................   14
         3.10     Contracts.................................................   14
         3.11     Absence of Default........................................   15
         3.12     Litigation................................................   15
         3.13     Compliance with Law.......................................   16
         3.14     Intellectual Property; Year 2000..........................   16
         3.15     Tax Matters...............................................   17
         3.16     Employee Benefit Plans....................................   18
         3.17     Executive Employees.......................................   20
         3.18     Employees.................................................   20
         3.19     Environmental Laws........................................   21
         3.20     Bank Accounts, Letters of Credit and Powers of Attorney...   21
         3.21     Subsidiaries..............................................   21
         3.22     Affiliate Transactions....................................   21
         3.23     Insurance.................................................   21


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         3.24     Leases............................................................   22
         3.25     Assets............................................................   22
         3.26     Minute Books......................................................   22
         3.27     Financial Projections.............................................   22
         3.28     Complete Copies of Materials......................................   22
         3.29     Disclosure........................................................   22
         3.30     Pooling of Interests; Reorganization..............................   23
         3.31     Hart-Scott-Rodino Compliance......................................   23

4.       Representations and Warranties of Acquisition and Lucent...................   23
         4.1      Organization......................................................   23
         4.2      Capital Structure.................................................   23
         4.3      Authority.........................................................   23
         4.4      Litigation........................................................   24
         4.5      SEC Filings; Lucent Financial Statements..........................   25
         4.6      Information Supplied..............................................   25
         4.7      Operations and Obligations........................................   26
         4.8      Interim Operations of Acquisition.................................   26
         4.9      Pooling of Interests; Reorganization..............................   26

5.       Conduct Pending Closing....................................................   26
         5.1      Conduct of Business Pending Closing...............................   26
         5.2      Prohibited Actions Pending Closing................................   27
         5.3      Access; Documents; Supplemental Information.......................   28
         5.4      No Solicitation...................................................   29
         5.5      Exemption from Registration; Other Actions........................   30
         5.6      Company Stock Options; Equity Incentive Plan......................   30
         5.7      Company Stock Plan................................................   32
         5.8      Employee Benefit Plans; Existing Agreement........................   32
         5.9      Indemnification...................................................   32
         5.10     Preparation of Information Statement .............................   33
         5.11     Stock Exchange Listing............................................   34
         5.12     Affiliates........................................................   34
         5.13     Notification of Certain Matters...................................   34
         5.14     Tax Returns; Cooperation..........................................   34
         5.15     Pooling of Interests; Reorganization..............................   35
         5.16     Working Capital Financing.........................................   35
         5.17     Actions by the Parties............................................   35

6.       Conditions Precedent.......................................................   35
         6.1      Conditions Precedent to Each Party's Obligation to
                  Effect the Merger.................................................   35
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         6.2      Conditions Precedent to Obligations of Acquisition and Lucent..   36
         6.3      Conditions Precedent to the Company's Obligations..............   38

7.       Survival of Representation and Warranties...............................   39
         7.1      Representations and Warranties.................................   39

8.       Indemnification.........................................................   40
         8.1      Escrow Shares..................................................   40
         8.2      General Indemnification........................................   40
         8.3      Damages Threshold; Damages Cap.................................   40
         8.4      Escrow Period; Release of Escrow Fund..........................   40
         8.5      Claims Upon Escrow Fund........................................   41
         8.6      Objections to Claims...........................................   41
         8.7      Third-Party Claims.............................................   42
         8.8      Company Stockholders' Representative...........................   42

9.       Brokers' and Finders' Fees..............................................   43
         9.1      Company........................................................   43
         9.2      Acquisition and Lucent.........................................   43

10.      Expenses................................................................   43

11.      Press Releases..........................................................   44

12.      Contents of Agreement; Parties in Interest; etc.........................   44

13.      Assignment and Binding Effect...........................................   44

14.      Termination.............................................................   44

15.      Definitions.............................................................   45

16.      Notices.................................................................   48

17.      Amendment...............................................................   48

18.      Governing Law...........................................................   49

19.      No Benefit to Others....................................................   49

20.      Severability............................................................   49

21.      Section Headings........................................................   49
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22.      Schedules and Exhibits.....................................    49

23.      Extensions.................................................    49

24.      Counterparts...............................................    49
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                                  AGREEMENT AND
                                 PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of June 24, 1999 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), NEPTUNE ACQUISITION INC., a Delaware corporation ("Acquisition"), and NEXABIT NETWORKS, INC., a Delaware corporation (the "Company").

                                   BACKGROUND

         A. The Company is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware and has authorized 124,000,000 shares of common stock, par value $.01 per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value per share, of which 46,000 shares have been designated Series A Convertible Preferred Stock ("Series A Preferred Stock"), 47,660 shares have been designated Series B Convertible Preferred Stock ("Series B Preferred Stock"), 56,500 shares have been designated Series C Convertible Preferred Stock ("Series C Preferred Stock") and 200,000 shares have been designated Series D Convertible Preferred Stock ("Series D Preferred Stock"; the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to herein as the "Company Preferred Stock" and the Company Common Stock and the Company Preferred Stock are collectively referred to herein as the "Company Capital Stock"). The Company is engaged principally in the design, development, production, marketing, distribution, maintenance and support of Internet protocol switch/routers (the "Business").

         B. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

         C. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that as a result of the merger the Company will survive and become a wholly-owned subsidiary of Lucent. Acquisition is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware, and has authorized an aggregate of 1,000 shares of common stock, no par value per share ("Acquisition Common Stock").

         D. The Board of Directors of each of Acquisition and the Company has determined that the merger of Acquisition with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and subject to the terms and conditions of this Agreement and Plan of Merger, is in the best interests of Acquisition and the Company and their respective stockholders.

         E. The Boards of Directors of Acquisition and the Company have approved this Agreement and the transactions contemplated hereby.

         F. The parties intend that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization.

         G. The parties intend that, for financial accounting purposes, the Merger shall be accounted for as a pooling of interests transaction.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

         1. The Merger

                  1.1 General.

                  (a) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Acquisition shall be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

                  (b) The Merger shall become effective at the time of filing of a Certificate of Merger, substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, N.Y. at 10:00 A.M. two business days after the date on which the last of the conditions set forth in Section 6 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

                  (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  1.2 Certificate of Incorporation. The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by law except that Article I of such Certificate of Incorporation shall be amended to read as follows:
"The name of the Corporation is:  Nexabit Networks, Inc."


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                  1.3 By-Laws. The By-laws of Acquisition, as in effect
immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and by law.

                  1.4 Directors and Officers. From and after the Effective Time,
(a) the directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and
(b) the officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

                  1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities:

                  (a) Each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation;

                  (b) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Acquisition or Lucent shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Subject to the provisions of Sections 1.6 and 1.8, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares canceled in accordance with Section 1.5(b) and (ii) Dissenting Shares) shall be converted into (A) in the case of each share of Common Stock, 0.1800 (such number as adjusted in accordance with Section 1.6 (the "Common Stock Exchange Ratio")), (B) in the case of each share of Series A Preferred Stock, 40.3633 (such number as adjusted in accordance with Section 1.6 (the "Series A Exchange Ratio")), (C) in the case of each share of Series B Preferred Stock, 40.3633 (such number as adjusted in accordance with Section 1.6 (the "Series B Exchange Ratio")), (D) in the case of each share of Series C Preferred Stock, 18.0000 (such number as adjusted in accordance with Section 1.6 (the "Series C Exchange Ratio")) and (E) in the case of each share of Series D Preferred Stock, 11.5385 (such number as adjusted in accordance with Section 1.6 (the "Series D Exchange Ratio"); each of the Common Stock Exchange Ratio, the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio and the Series D Exchange Ratio is referred to as an "Exchange Ratio" and collectively referred to as the "Exchange Ratios") of a validly issued, fully paid and nonassessable share of Lucent Common Stock, including the corresponding percentage right (the "Right") to purchase shares of junior preferred stock, par value $1.00 per share, pursuant to the Rights Agreement dated as of April 4, 1996 between Lucent and First Chicago Trust Company of New York, as Rights Agent. All references in this Agreement to Lucent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the Rights. As of the Effective Time, each share of Company Capital Stock shall no longer be outstanding and shall

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
automatically be canceled and retired, and each holder of a certificate representing any shares of Company Capital Stock shall cease to have any rights with respect thereto other than (i) the right to receive shares of Lucent Common Stock to be issued in consideration therefor upon the surrender of such certificate, (ii) any dividends and other distributions in accordance with
Section 1.9(c) and (iii) any cash, without interest, to be paid in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8.

                  1.6 Adjustment of the Exchange Ratios. In the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to each Exchange Ratio, and thereafter all references to an Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

                  1.7 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.5(c). Such stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Lucent Common Stock specified in
Section 1.5(c), without any interest thereon, upon surrender, in the manner provided in Section 1.9, of the certificate or certificates that formerly evidenced by such Dissenting Shares less the number of shares of Lucent Common Stock allocable to such stockholder that have been deposited in the Escrow Fund in respect of Company Capital Stock pursuant to Sections 1.9(b) and 8.1.

                  (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  1.8 No Fractional Shares. No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Lucent. In lieu of receiving any such fractional share, the

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stockholder shall receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Lucent Common Stock (as reported on the NYSE Composite Transactions Tape as such Tape is reported in the Wall Street Journal or another recognized business publication) on the date immediately preceding the date on which the Effective Time shall occur (or, if the Lucent Common Stock did not trade on the NYSE on such prior date, the last day of trading in Lucent Common Stock on the NYSE prior to the Effective Time) by (ii) the fractional share to which such holder would otherwise be entitled. Lucent shall make available to the Exchange Agent the cash necessary for this purpose.

                  1.9 Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books. (a) As of the Effective Time, Lucent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Capital Stock, certificates representing shares of the Lucent Common Stock to be issued pursuant to Section 1.5(c) in exchange for the shares of Company Capital Stock less the number of shares of Lucent Common Stock to be deposited in the Escrow Fund pursuant to Section 8.1. Such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto pursuant to Sections 1.8 and 1.9(c), are referred to herein as the "Exchange Fund".

                  (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable best efforts to cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the "Certificates") which shares were converted into the right to receive Lucent Common Stock pursuant to
Section 1.5(c), a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Lucent Common Stock into which the Company Capital Stock represented by the surrendered Certificate shall have been converted at the Effective Time less such holder's pro rata portion of the number of shares of Lucent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8.1,
(B) cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8 and (C) certain dividends and distributions in accordance with
Section 1.9(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.8 and Section 1.9(c), until surrendered as contemplated by this Section 1.9(b), each Certificate, from and after the Effective Time shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Company Capital Stock shall have been converted. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8, Lucent shall cause to be distributed to the Escrow Agent certificates representing 1,152,412 shares of Lucent Common Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.9. Such shares shall be beneficially owned by such holders, shall be held in escrow and shall be

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
available to compensate Lucent as provided in Section 8. To the extent not used for such purpose, such shares shall be released, as provided in Section 8.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock shall be paid to any such holder pursuant to Section 1.8 until such holder shall have surrendered its Certificates pursuant to this Section 1.9. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Lucent Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

                  (d) If any certificate representing shares of Lucent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Lucent or the Exchange Agent. All amounts in respect of taxes received or withheld by Lucent shall be disposed of by Lucent in accordance with the Code or such state, local or foreign tax law, as applicable.

                  (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Lucent Common Stock as determined under Section 1.5(c) and pay any cash, dividends or other distributions as determined in accordance with Sections 1.8 and 1.9(c) in respect of such Certificate; provided, that Lucent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably require as indemnity against any claim that may be made against Lucent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (f) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

                  1.10 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Lucent for payment of their claim for shares of Lucent Common Stock, any cash in lieu of fractional shares of Lucent Common Stock and any dividends or distributions with respect to such shares of Lucent Common Stock, and Lucent agrees to promptly pay any such claims. None of Lucent, Acquisition, the Exchange Agent or the Company shall be liable to any former holder of Company Capital Stock for any such shares of Lucent Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which are delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

                  1.11 No Further Ownership Rights in Company Capital Stock. All certificates representing shares of Lucent Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.8 or Section 1.9) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.

                  1.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.


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
         2. Approval by Stockholders

                  2.1 Approval by Stockholders. Each of Acquisition and the Company shall either (i) call a meeting of its respective stockholders to be held as promptly as practicable after the date hereof or (ii) solicit written consents of its respective stockholders in lieu thereof for purposes of voting upon this Agreement. Each of the Company and Acquisition will, through their respective boards of directors, recommend to their respective stockholders approval of this Agreement. The Company shall provide Lucent with a copy of all materials to be distributed to its stockholders describing the transactions contemplated hereby not later than one day prior to distribution. The Company, Acquisition and Lucent each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement. All materials distributed to the stockholders of the Company with respect to this Agreement, including any description of the transactions contemplated hereunder, the recommendation of the Board of Directors of the Company that such stockholders approve the Merger, the vote by such stockholders to approve this Agreement and the Merger and any description of appraisal rights available to such stockholders shall be in form and substance reasonably acceptable to Lucent and shall be in accordance with applicable law.

         3. Representations and Warranties of the Company. The Company represents and warrants to Acquisition and Lucent as follows:

                  3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted. Except as set forth in Schedule 3.1, the Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on the Company.

                  3.2 Capitalization; Options and Other Rights. (a) The total authorized shares of capital stock of the Company consists of (i) 124,000,000 shares of Company Common Stock, of which 37,022,900 shares are issued and outstanding (the "Outstanding Common Shares") and 38,831,836 shares have been reserved for the conversion of the Company Preferred Stock (the "Reserved Common Shares" and collectively with the Outstanding Common Shares, the "Common Shares"); and (ii) 1,000,000 shares of Company Preferred Stock, of which (A) 46,000 shares have been designated as Series A Preferred Stock and 46,000 shares are issued and outstanding, (B) 47,660 shares have been designated as Series B Preferred Stock and 47,660 shares are issued and outstanding, (C) 56,500 shares have been designated as Series C Preferred Stock and 56,500 shares are issued and outstanding and (D) 200,000 shares have been designated as Series D Preferred Stock and 190,000 shares are issued and outstanding (collectively, the "Preferred Shares"; the Common Shares and the Preferred Shares are collectively referred to herein as the "Shares"). All the Outstanding Common Shares have been duly and validly authorized and issued and are fully paid and nonassessable and all the Reserved Common Shares, when issued upon the conversion of the Company Preferred Stock, will be duly and validly authorized and issued and fully paid and nonassessable. All the Preferred Shares have been duly and validly authorized and issued and are fully paid and nonassessable. None of the Shares has been issued and none of such Company Capital Stock will be issued in violation of the preemptive rights of any stockholder of the Company. The Outstanding Common Shares and Preferred Shares have been issued, and the shares of Company Common Stock to be issued upon the conversion of the Company Preferred Stock will be issued, in compliance in all material respects with all applicable Federal and state securities laws and regulations.

                  (b) Except as set forth in Section 3.2(a) and in Schedule 3.2(b), there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Company, whether or not presently issued or outstanding, nor are there any outstanding securities of the Company or any other entity which are convertible into or exchangeable for other securities of the Company, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or any other Person any securities so convertible or exchangeable, nor, to the Best Knowledge of the Company, are there any proxies, agreements or understandings with respect to the voting of the Shares or the direction of the business operations or conduct of the Company, except as contemplated by this Agreement.

                  (c) Schedule 3.2(c) sets forth a true and complete list of all holders of Company Capital Stock (including the amount and type of security held by such holder).

                  3.3 Authority; Stockholder Vote. (a) The Company has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by all necessary corporate or other action and, except for (i) the approval of this Agreement by the stockholders of the Company and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency applicable to the Company, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which the Company is a party or by which any of its properties may be bound, except (A) as set forth on Schedule 3.3(b) and (B) for violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL and (ii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) The Board of Directors of the Company (i) has approved this Agreement and the transactions contemplated hereby, (ii) has determined that the terms of the Merger are in the best interests of the stockholders of the Company, and (iii) has resolved to recommend the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated hereby to the stockholders of the Company.

                  (e) Pursuant to the provisions of the DGCL, the Certificate of Incorporation of the Company, the By-laws of the Company and any other applicable law, the only approval of holders of Company Capital Stock required to approve the Merger and to approve and adopt this Agreement and the transactions contemplated hereby is the approval of (i) a majority of the outstanding shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class and (ii) 66.15% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class, and prior to Closing this Agreement and the transactions contemplated hereby shall have been so approved.

                  3.4 Charter Documents. The Company has previously furnished to Lucent a true, complete and correct copy of the Certificate of Incorporation and the By-laws of the Company. The Certificate of Incorporation and By-laws of the Company are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

                  3.5 Financial Statements. (a) The Company has previously furnished to Lucent (or will have furnished prior to July 10, 1999) true and complete copies of the following financial statements of the Company (the "Financial Statements"):

                  (i) audited balance sheets of the Company as of December 31, 1998 (the "Balance Sheet") and December 31, 1997, such balance sheets audited with reports by PricewaterhouseCoopers LLP and Ernst & Young LLP, respectively; and

                  (ii) audited statements of operations, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 1998 and the period from January 3, 1997 to December 31, 1997, such financial statements audited with reports by PricewaterhouseCoopers LLP and Ernst & Young LLP, respectively; and

                  (iii) the unaudited balance sheet of the Company as of April 30, 1999 (the "Unaudited Balance Sheet"); and

                  (iv) unaudited statements of operations and stockholders' equity and cash flows of the Company for the four-month period ended April 30, 1999.

                  (b) The Financial Statements were prepared in accordance with GAAP (except, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and the omission of footnotes). The Financial Statements were prepared on the basis of the books and records of the Company (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and changes in stockholders' equity and cash flows for each of the periods then ended in conformity with GAAP.

                  3.6 Absence of Undisclosed Liabilities; Indebtedness. (a) Except as disclosed on Schedule 3.6(a) or as set forth in the notes to the Financial Statements, the Company has no liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) which is materially in excess of amounts shown or reserved therefor in the Financial Statements other than (a) liabilities or obligations not required under GAAP on a basis consistent with that of preceding accounting periods to be reported on such Financial Statements and (b) liabilities or obligations incurred after the date of the Unaudited Balance Sheet incurred in the ordinary course of business and consistent with past practice.

                  (b) Except as disclosed on Schedule 3.6(b), the Company does not have any Indebtedness.

                  3.7 Operations and Obligations. (a) Except as set forth in
Schedule 3.7(a) or reflected on the Unaudited Balance Sheet, since December 31, 1998,

                  (i) there has been no event or condition that has had or reasonably could be expected to have a Material Adverse Effect on the Company (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the data networking industry or (iii) the announcement of the transactions contemplated hereunder); and

                  (ii) there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking which could reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Except (i) as set forth in Schedule 3.7(b) and (ii) for actions required to be taken hereunder or approved in advance thereof by Lucent in writing, since December 31, 1998, the Company has conducted its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1998, except as set forth in such Schedule, the Company has not:

                  (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

                  (ii) other than in the ordinary course of business consistent with past practice, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or borrowed or agreed to borrow any funds or entered into any lease the obligations of which, in accordance with generally accepted accounting principles, would be capitalized;

                  (iii) paid any obligation or liability (absolute or contingent) other than liabilities reflected or reserved against in the Balance Sheet and liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practice;

                  (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any Company Capital Stock;

                  (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any agreement to which the Company is a party and is or should be set forth on Schedule 3.10;

                  (vi) undertaken or committed to undertake capital expenditures exceeding $100,000 for any single project or related series of projects;

                  (vii) sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after December 31, 1998, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Liens;

                  (viii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

                  (ix) accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice;

                  (x) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice;

                  (xi) entered into or become committed to enter into any other material transaction except in the ordinary course of business;

                  (xii) allowed the levels of supplies or other materials included in the inventory of the Company to vary materially from the levels customarily maintained in accordance with past practice;

                  (xiii) except for increases in the ordinary course of business consistent with past practice, instituted any increase in any compensation payable to any employee of the Company, amended any Benefit Plan or modified any other benefits made available to any such employees;

                  (xiv) made any change in the accounting principles or made any material change in accounting practices used by the Company, in each case, from those applied in the preparation of the Financial Statements; or

                  (xv) taken any of the actions which, under Section 5.2, it is prohibited from taking between the date hereof and the Closing Date.

                  (c) Except as set forth in Schedule 3.7(c), there are no accrued and unpaid dividends or distributions with respect to the Company Capital Stock.

                  3.8 Properties. (a) The Company has good and valid title to all its properties and assets (other than Intellectual Property Rights and Patents to the extent qualified by Section 3.14 ) reflected on the Balance Sheet or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, (ii) leasehold interests, in which event the Company has a valid leasehold interest and (iii) properties and assets which individually or in the aggregate are not material to the operations of the business of the Company.

                  (b) The Company does not own any real property.

                  3.9 Customers and Suppliers. None of the Company's customers which individually account for more than 5% of the Company's gross revenues during the 12-month period immediately preceding the date hereof has terminated or indicated that it intends to terminate any agreement with the Company. During the 12-month period immediately preceding the date hereof, no material supplier of the Company has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Company.

                  3.10 Contracts. Schedule 3.10 lists any of the following not otherwise listed on any other Schedule:

                  (a) each written contract or commitment which creates an obligation on the part of the Company in excess of $50,000;

                  (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company is a lender, borrower or guarantor, in a principal amount in excess of $50,000;

                  (c) each written contract or commitment restricting the Company from engaging in any line of business;

                  (d) each written contract to which the Company is a party which contains a change of control provision;

                  (e) each written contract or commitment in excess of $50,000 to which the Company is a party for any charitable contribution;

                  (f) each written joint venture or partnership agreement to which the Company is a party;

                  (g) each written distributorship, sales agency, sales representative, reseller or marketing, value added reseller, original equipment manufacturing, technology transfer, source code license or other license or other agreement containing the right to sublicense software and/or technology, in each case, to which the Company is a party;

                  (h) each written agreement in excess of $50,000 to which the Company is a party with respect to any assignment, discounting or reduction of any receivables of the Company;

                  (i) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company, having a value in excess of $50,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

                  (j) each written employment or consulting contract entered into by the Company; and

                  (k) each supply agreement to which the Company is a party that the Company could not readily replace without a material impact on the Company.

                  Except as set forth on Schedule 3.10, (i) there are no oral contracts or commitments of the types described in this Section 3.10 which create an obligation on the part of the Company which are individually in excess of $50,000 or in the aggregate in excess of $100,000, (ii) there are no contracts or commitments between the Company and any Affiliate, (iii) there are no contracts, commitments or arrangements between the Company and any employee which require the payment of any compensation upon the occurrence of any specified contingency, (iv) there are no contracts or arrangements to which the Company is a party, except this Agreement, which require notice to, the consent of, or any payment of any compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect to the Merger or any of the transactions contemplated hereby or in the event of the termination of such contract or arrangement on or following the Effective Time, and (v) there are no contracts to which the Company is a party which would create rights to any Person against Lucent or any of its Affiliates (other than rights against the Company as in effect on the Closing Date).

                  3.11 Absence of Default. Except as set forth in Schedule 3.11,
(a) each of the agreements listed on Schedules 3.10, 3.14, 3.17 and 3.24 that creates obligations of any Person in excess of $50,000 constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect after giving effect to the Merger, in each case, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without notice to, the consent, approval or act of, or the making of any filing with, any other Person; (b) the Company has fulfilled and performed in all material respects its obligations under each such agreement to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof; (c) the Company is not alleged in writing to be, and each other party to any such agreement is not, to the Best Knowledge of the Company, in default under, nor is there alleged in writing to be any basis for termination of, any such agreement; (d) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the Best Knowledge of the Company, by any such other party, and (e) the Company is not currently renegotiating any such agreement or paying liquidated damages in lieu of performance thereunder. Except as set forth in Schedule 3.28, the Company has previously delivered complete and correct copies of all such agreements (including all amendments) to Lucent.

                  3.12 Litigation. Except as set forth in Schedule 3.12, (i) there are no actions, suits, arbitrations, legal or administrative proceedings or investigations pending or, to the Best Knowledge of the Company, threatened against the Company; and (ii) neither the Company nor the assets, properties or business of the Company, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. Except as set forth in Schedule 3.12, the Company is not the plaintiff in any such proceeding nor is the Company contemplating commencing legal action against any other Person.

                  3.13 Compliance with Law. Except as set forth in Schedule
3.13:

                  (a) the Company has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") which is material to the business of the Company; and

                  (b) the Company has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company has no reason to believe would not be issued in due course and (ii) which, the failure of the Company to possess, would not subject the Company to penalties other than fines not to exceed $20,000 in the aggregate ("Immaterial Authorizations"); and

                  (c) the Company has not received written notice of violation of, or to the Best Knowledge of the Company, has not materially violated any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).

                  3.14 Intellectual Property; Year 2000. (a) The Company owns, or is validly licensed or otherwise has the right to use, all trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights which are material to the conduct of the Business (the "Intellectual Property Rights"). Schedule 3.14(a) contains a list of (i) patents and patent applications ("Patents"), (ii) trademark registrations and applications and (iii) copyright registrations and applications owned by the Company.

                  (b) To the Best Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Patent or Intellectual Property Rights of any other Person. Except as disclosed on Schedule 3.14(b), the Company has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Patents or Intellectual Property Rights of any other Person) which has not been settled or otherwise fully resolved. Except as disclosed on Schedule 3.14(b), to the Best Knowledge of the Designated Group, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Patents or Intellectual Property Rights of the Company.

                  (c) Except as disclosed on Schedule 3.14(c), assuming that Lucent continues to operate the business of the Company as presently conducted by the Company, then, to the Company's Best Knowledge, Lucent's use of the Patents or Intellectual Property Rights which are material to the conduct of the business by the Company will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Patents or Intellectual Property Rights of any other Person by virtue of any change of control or prohibition of assignment provisions in agreements between the Company and any such Person.

                  (d) Except as disclosed on Schedule 3.14(d), each employee, agent, consultant, officer, director or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or such predecessor in interest, as applicable, all right, title and interest in such material, a copy of which assignment or agreement to assign has been made available to Lucent.

                  (e) Except as disclosed on Schedule 3.14(e), the Company has taken all reasonable steps with the intent of ensuring that its products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries, (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and (iii) recognizing year 2000 as a leap year; provided that all non-Company products (e.g., hardware, software and firmware) used in or in combination with the Company's products, properly exchange data with the Company's products in the same manner on dates in both the Twentieth and Twenty-First centuries. Except as disclosed on Schedule 3.14(e), the Company has taken all reasonable steps to assure that the year 2000 date change will not adversely affect its operations or the systems and facilities that support the operations of the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (f) Except as set forth on Schedule 3.14(f), (i) the Company has not sold, assigned, transferred, licensed or sublicensed, or entered into any contract to sell, assign, transfer or sublicense its Patents or Intellectual Property Rights other than, in connection with the Company's assets, in the ordinary course of business, permitting its customers to use any Patents or Intellectual Property Rights embedded in its products and (ii) the Company has not entered into any contract (oral or written) or other arrangement pursuant to which the Company has agreed or is obligated to license, transfer or place in escrow the source code for any of its products (prior or current) or restrict the use of any of its Patents or Intellectual Property Rights.

                  (g) To the Best Knowledge of the Company, no Company Stockholder or employee of the Company has any interest in any Intellectual Property Rights or Patents (other than as a stockholder of the Company) that is material to the business or operations of the Company.

                  3.15 Tax Matters. (a) Except as set forth on Schedule 3.15,
(i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid or the Company has established adequate reserves therefor; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or, to the Best Knowledge of the Company, proposed or threatened with respect to Taxes of the Company; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) Tax indemnity arrangements, if any, will terminate prior to Closing and the Surviving Corporation will not have any liability thereunder on or after Closing; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company in accordance with GAAP; and (xi) the Company is not or has not been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes.

                  (b) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company.

                  (c) The Company (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, and, to the Best Knowledge of the Company, the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method with respect to the Company. The Company does not have any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

                  (d) Except as set forth on Schedule 3.15, the Company does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

                  (e) The Company is not a party (other than as an investor) to any industrial development bond.

                  (f) The Company has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (g) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  3.16 Employee Benefit Plans. (a) Schedule 3.16(a) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA)

(sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Plans") maintained, or contributed to, by the Company or any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company. The Company has made available to Lucent true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Plan has been administered in accordance with its terms, and (ii) the Company and all Plans are in compliance with applicable provisions of ERISA and the Code.

                  (b) All Pension Plans that are intended to be qualified under
Section 401(a) of the Code have been the subject of a determination opinion, notification or advisory letter from the IRS to the effect that such Pension Plans is so qualified and the trust thereunder is exempt from Federal income taxes under Section 501(a) of the Code, and no such determination letter has been revoked nor has any event occurred since the date of such Plan's most recent determination letter that would adversely affect its qualification or materially increase its costs.

                  (c) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA.

                  (d) The Company has no liability or obligation under any Welfare Plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA.

                  (e) Schedule 3.16(e) lists all outstanding Company Stock Options, showing for each such Option: (i) the name of the optionee, (ii) the number of shares issuable, (iii) the number of vested shares as of the date hereof and immediately after giving effect to the Merger, (iv) the date of expiration and (v) the exercise price. Schedule 3.16(e) lists all outstanding Award Interests under the Equity Incentive Plan, showing for each such Award
Interest: (i) the name of the holder, (ii) the shares of membership interests of Incentive LLC and the number of shares of Company Common Stock represented by such membership interests, (iii) the number of vested shares as of the date hereof and immediately after giving effect to the Merger, (iv) the date of expiration and (v) the exercise price.

                  (f) Except as set forth in Schedule 3.16(f) or as provided by this Agreement, no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan as a result of the transactions contemplated by this Agreement.

                  (g) The deduction of any amount payable pursuant to the terms of the Plans will not be subject to disallowance under Section 162 (m) of the Code.

                  (h) Except as set forth in Schedule 3.16(h), the Company has not issued any Company Common Stock under any restricted stock purchase arrangement and the Company is not a party to any restricted stock purchase arrangement. After giving effect to the Merger, the Company shall be subject to the restricted stock purchase arrangements set forth in Schedule 3.16(h), which Schedule also lists (i) the number of shares of restricted stock issuable and
(ii) the vesting schedule for the shares of restricted stock.

                  3.17 Executive Employees. (a) Schedule 3.17 lists the names, titles and current annual salary rates of and bonuses paid or payable to all present officers and employees of the Company whose 1998 annual base salary exceeded $75,000 ("Executive Employees").

                  (b) Except as set forth in Schedules 3.16 or 3.17, the Company has no employment agreement with, or maintains any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Executive Employees. There are no agreements with respect to Executive Employees which would obligate the Company to make any payment or provide any benefit the deduction of which is limited by Section 280G of the Code or that could be subject to tax under Section 4999 of the Code.

                  3.18 Employees. (a) The Company has complied with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, other than instances of non-compliance which, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect on the Company, and the Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (b) the Company believes that the Company's relations with its employees is satisfactory; (c) there are no controversies pending or, to the Best Knowledge of the Company, threatened between the Company and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company; (d) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor, to the Best Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (e) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company; (f) there is no strike, slowdown, work stoppage or lockout existing, or, to the Best Knowledge of the Company, threatened, by or with respect to any employees of the Company; (g) no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company; (h) there are no claims pending against the Company before any workers' compensation board; and (i) the Company has not received written notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company and, to the Best Knowledge of the Company, no such investigation is in progress.

                  3.19 Environmental Laws. The Company has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the Best Knowledge of the Company, the Company is not the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the Best Knowledge of the Company, threatened, actions, suits or proceedings against the Company or any of its properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

                  3.20 Bank Accounts, Letters of Credit and Powers of Attorney.
Schedule 3.20 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the Bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Lucent true, correct and complete copies of each letter of credit and each power of attorney described on Schedule 3.20.

                  3.21 Subsidiaries. The Company has no Subsidiaries.

                  3.22 Affiliate Transactions. Except for the individuals listed on Schedule 3.22, (i) no officer or director of the Company has any significant interest in any Person that is engaged in a business which is in competition with the Business of the Company, and (ii) no officer or director of the Company is a supplier to, or a customer of, the Company, or is a party to any contract listed on Schedule 3.10, 3.14 or 3.24.

                  3.23 Insurance. Schedule 3.23 sets forth a list of all policies of insurance maintained, owned or held by the Company as of the date hereof and a brief description of any outstanding claims under any of such insurance policies. The Company shall use all commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. The Company has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner, other than instances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Schedule 3.23, to the Best Knowledge of the Company, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                  3.24 Leases. Schedule 3.24 lists all outstanding leases, both capital and operating, or licenses, pursuant to which the Company has (i) obtained the right to use or occupy any real or personal property where the value of such personal property exceeds $25,000 in the case of any single lease or $50,000 in the aggregate, or (ii) granted to any other Person the right to use any property described on Schedule 3.25.

                  3.25 Assets. (a) Schedule 3.25 lists each material item of machinery, equipment, furniture, vehicles or other personal property owned by the Company having an original cost of $50,000 or more.

                  (b) Except as set forth in Schedule 3.25, the assets and properties owned or leased by the Company constitute all the material assets and properties used by the Company in the operation of its business (including all books, records, computers and computer programs and data processing systems but excluding Intellectual Property Rights and Patents) and are in good and serviceable condition (subject, in each case, to normal wear and tear and obsolescence and except for assets the book value of which does not exceed $50,000 in the aggregate; provided that the foregoing wear, tear and obsolescence shall not materially disrupt the business of the Company as presently being conducted) and are suitable for the uses for which intended.

                  3.26 Minute Books. The minute books of the Company made available to Lucent contain, in all material respects, a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, except for omissions which are not material.

                  3.27 Financial Projections. The Company has made available to Lucent certain financial projections with respect to the Company's business, which projections were prepared by the Company based upon the assumptions reflected therein. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it at the time such projections were presented to Lucent to be reasonable and accurate.

                  3.28 Complete Copies of Materials. Except as set forth in
Schedule 3.28, the Company has delivered or made available true and complete copies of each document that has been requested by Lucent or its counsel in connection with their legal and accounting review of the Company.

                  3.29 Disclosure. None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Section 3, and none of the other information or documents furnished or to be furnished to Lucent or Acquisition by the Company pursuant to any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact herein or therein necessary in order to make the statements contained herein or therein not misleading in any material respect.

                  3.30 Pooling of Interests; Reorganization. The Company has not
(i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests in accordance with GAAP and the regulations and interpretations of the Securities and Exchange Commission (the "SEC") for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  3.31 Hart-Scott-Rodino Compliance. The Company is its own "ultimate parent entity" (as defined in 16 CFR Section 801.1(a)(3)). The "person" (as defined in 16 CFR Section 801.1(a)(1)) in which the Company is included does not have annual net sales or "total assets" (as each such term is defined in 16 CFR Section 801.11)) of $10,000,000 or more.

         4. Representations and Warranties of Acquisition and Lucent. Each of Acquisition and Lucent represents and warrants to the Company as follows:

                  4.1 Organization. Each of Lucent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

                  4.2 Capital Structure. The authorized capital stock of Lucent consists of (i) 6,000,000,000 shares of common stock, par value $.01 per share (the "Lucent Common Stock"), of which as of June 4, 1999 approximately 2,700,000,000 shares were issued and outstanding, and (ii) 250,000,000 shares of preferred stock, par value $1.00 per share ("Lucent Authorized Preferred Stock"), of which 15,000,000 shares have been designated Series A Junior Participating Preferred Stock (the "Lucent Junior Preferred Stock") and no shares are issued or outstanding. All the outstanding shares of Lucent Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. None of the outstanding shares of Lucent Common Stock has been issued in violation of the preemptive rights of any stockholder of Lucent. The shares of outstanding Lucent Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws and regulations. The shares of Lucent Common Stock to be issued pursuant to the Merger and upon exercise of the Adjusted Options will be duly and validly authorized and issued, will be fully paid and non-assessable and will not be issued in violation of the preemptive rights of any stockholder of Lucent.

                  4.3 Authority. (a) Each of Lucent and Acquisition has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The Board of Directors of Acquisition has declared the Merger advisable and approved this Agreement and resolved to recommend the approval of the Merger and adoption of this Agreement and the consummation of the transactions contemplated hereby to the sole stockholder of Acquisition. The execution, delivery and performance of this Agreement by each of Lucent and Acquisition has been duly authorized and approved (i) in the case of Acquisition, by its Board of Directors and (ii) in the case of Lucent, by all necessary corporate action and, except for (A) the adoption of this Agreement by the stockholders of Acquisition and (B) the filing of appropriate merger documents as required by the DGCL, no other corporate proceedings other than actions previously taken on the part of either Lucent or Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Lucent and Acquisition and is the legal, valid and binding obligation of each of Lucent and Acquisition, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of the Registration Statement has been duly authorized by Lucent.

                  (b) The execution, delivery and performance by each of Lucent and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of either Lucent or Acquisition, (ii) violate any law, rule, regulation, order, writ, injunction, judgement or decree of any court, governmental authority, or regulatory agency, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent and Acquisition taken as a whole, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which Lucent or Acquisition is a party or by which any of the properties of Lucent or Acquisition may be bound, except for violations, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  (c) The execution and delivery of this Agreement by each of Lucent and Acquisition does not, and the performance by each of Lucent and Acquisition of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) any such consent, approval, authorization, permission, notice or filing which is required under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act"), the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the "Exchange Act") and applicable state securities laws; and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  4.4 Litigation. (a) Neither Lucent nor Acquisition is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to its knowledge threatened, which reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

                  (b) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which Lucent or Acquisition is subject which might adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

                  4.5 SEC Filings; Lucent Financial Statements. (a) Since October 1, 1997, Lucent has filed with the SEC all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required under the Securities Act and the Exchange Act (the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents and, except to the extent that information contained in any Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments) and are consistent in all material respects with the books and records of Lucent.

                  (b) Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 1998, the date of the most recent audited financial statements of Lucent included in the Lucent SEC Documents, (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) disclosed in Schedule 4.5, neither Lucent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Lucent and its Subsidiaries taken as a whole.

                  4.6 Information Supplied. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement.

                  4.7 Operations and Obligations. Except as described in the Lucent SEC Documents, since September 30, 1998, the date of the most recent audited balance sheet of Lucent contained in the Lucent SEC Documents, (i) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any development that has had or reasonably would be expected to have a Material Adverse Effect on Lucent and its Subsidiaries taken as a whole; (ii) there has not been any material change by Lucent in its accounting methods, principles or practices, except as required by changes in GAAP or any other change provided such other change could not reasonably be expected to have a Material Adverse Effect on Lucent and its Subsidiaries; or (iii) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any material revaluation by Lucent of any of its assets including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable which would have a Material Adverse Effect.

                  4.8 Interim Operations of Acquisition. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  4.9 Pooling of Interests; Reorganization. Neither Lucent nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests in accordance with GAAP and the regulations and interpretations of the SEC for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5. Conduct Pending Closing.

                  5.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will:

                  (a) maintain its existence in good standing;

                  (b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

                  (c) maintain business and accounting records consistent with past practices; and

                  (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company the goodwill of its suppliers, customers and others having business relations with the Company.

                  5.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein, approved by Lucent in writing or set forth in Schedule 5.2, from the date hereof until the Closing, the Company shall not:

                  (a) amend or otherwise change its Certificate of Incorporation or By-laws;

                  (b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for the grant of stock options to purchase up to 200,000 shares of Company Common Stock granted to employees of the Company hired after the date hereof consistent with past practice and with an exercise price reflecting such Company Common Stock's fair market value and which were granted in the ordinary course of business and except for those provisions of the agreement with the Exchange Agent which provisions are in furtherance of this Agreement;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money (other than as contemplated by Section 5.16) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for interest and fees on Indebtedness set forth on Schedule 3.6 incurred in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement (or series of related contracts or agreements) in excess of $100,000 other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital commitment which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.2(e);

                  (f) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for Permitted Liens;

                  (g) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

                  (h) enter into or agree to enter into or terminate (prior to the expiration date thereof) any employment agreement;

                  (i) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases to employees of the Company who are not officers in the ordinary course of business and in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee;

                  (j) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

                  (k) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (l) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

                  (m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice and (ii) other claims, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $25,000 and as to which the Company's failure to so pay, discharge or satisfy could not reasonably be expected to have a Material Adverse Effect on the Company;

                  (n) except in connection with the sale of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights; or

                  (o) announce an intention, commit or agree to do any of the foregoing.

                  5.3 Access; Documents; Supplemental Information. (a) From and after the date hereof until the Closing, the Company shall afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable notice free and full access at all reasonable times to the properties, books and records, including tax returns filed and those in preparation of the Company, and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company, (ii) to the independent certified public accountants of Acquisition and Lucent, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company, and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company as Acquisition and Lucent shall from time to time reasonably require.

                  (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

                  (c) The Company shall deliver to Lucent, without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time, the unaudited balance sheet of the Company as of the end of such quarter and the unaudited statements of income, stockholders' equity and cash flows of the Company for such quarter and for the portion of the fiscal year then completed, (ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the audited balance sheet of the Company as of the end of such year and the audited statements of income, stockholders' equity and cash flows of the Company for such year, in each case prepared in accordance with GAAP certified by PricewaterhouseCoopers LLP, and
(iii) promptly upon the reasonable request by Lucent, such additional financial information as may be required in connection with any filing by Lucent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of the Company for the period covered, subject in the case of unaudited financials to normal year-end adjustments.

                  (d) Lucent shall deliver to the Company, without charge a copy of any filing made by Lucent with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K, 10-K or amendments thereto, not later than five business days after the date of such filing with the SEC.

                  5.4 No Solicitation. The Company shall not, nor shall it authorize or permit any of its Affiliates over which the Company exercises control or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.4 by the Company and its Affiliates. The Company promptly shall advise Lucent of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company (other than sales of the Company's products in the ordinary course of business consistent with past practice).

                  5.5 Exemption from Registration; Other Actions. (a) The shares of Lucent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of
Section 4(2) thereof. Lucent shall use its reasonable best efforts to prepare, file and cause to become effective, on or as promptly as practicable after the Pooling Date, a registration statement on Form S-3 or such other form as may be appropriate to be filed with the SEC by Lucent under the Securities Act (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") covering the public resale of such shares of Lucent Common Stock to be issued in connection with the Merger, and Lucent shall use its reasonable best efforts to keep the Registration Statement effective until the first anniversary of the Effective Time (such anniversary date being referred to herein as the "Termination Date"). Any such registration shall be subject to the customary terms and conditions used in connection with resale prospectuses; provided that if Lucent determines that sales under the Registration Statement would require disclosure of non-public information material to Lucent at a time when Lucent desires not to disclose such information, Lucent may, upon written notice to the Company Stockholders, suspend on one occasion only and for a period not to exceed 30 consecutive days the right of the Company Stockholders to effect resales, pursuant to such Registration Statement, of such shares of Lucent Common Stock issued in connection with the Merger, and Lucent agrees to promptly notify the Company Stockholders prior to the expiration of such period of the date on which they may again effect resales under the Registration Statement (it being understood by the parties that in such event the Termination Date shall be extended by the amount of time the Company Stockholders' ability to use the Registration Statement was so suspended).

                  (b) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

                  5.6 Company Stock Options; Equity Incentive Plan. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Nexabit 1998 Equity Incentive Plan (the "Company

Stock Plan")) shall adopt such resolutions or take such other actions as may be required to effect the following:

                           (i) adjust the terms of all outstanding options to
                  purchase shares of Company Capital Stock under the Company Stock Plan (the "Company Stock Options"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Common Stock Exchange Ratio, at an exercise price per share of Lucent Common Stock (rounded to the nearest 1/100th of a whole cent) equal to (x) the exercise price per share of such Company Common Stock immediately prior to the Effective Time divided by (y) the Common Stock Exchange Ratio (each Company Stock Option as so adjusted, an "Adjusted Option"); and

                           (ii) make such other changes to the Company Stock
                  Plan as the Company and Lucent may agree are appropriate to give effect to the Merger, including as provided in Section 5.7.

                  (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Company Stock Options appropriate notices (the "Company Stock Option Notices") setting forth (i) such holders' rights pursuant to the respective Company Stock Plan and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger) and (ii) the procedures for the exercise of the Adjusted Options. The term, exercisability, vesting schedule (including any acceleration provisions therein), status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Stock Options shall otherwise remain unchanged.

                  (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part by (i) following the exercise procedures to be delivered by Lucent as set forth in the Company Stock Option Notice and (ii) concurrently delivering to Lucent the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

                  (d) Except as otherwise contemplated by this Section 5.6 and except to the extent required under the respective terms of the Company Stock Options all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above.

                  (e) Effective as of two business days prior to the Effective Date, the Company shall amend the Company Stock Plan to terminate all current and future offering periods.

                  (f) No later than 30 days after the Effective Time, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Adjusted Options remain outstanding.

                  5.7 Company Stock Plan. At the Effective Time, by virtue of the Merger, the Company Stock Plan and the Company Stock Options granted thereunder shall be assumed by Lucent, with the result that all obligations of the Company under the Company Stock Plan, including with respect to awards outstanding at the Effective Time under the Company Stock Plan, shall be obligations of Lucent following the Effective Time; provided, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, number of shares purchasable pursuant to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in order to comply with Section 424 of the Code. Prior to the Effective Time, Lucent shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its shareholders at the next regularly scheduled annual meeting of Lucent following the Effective
Time) for the assumption of the Company Stock Plan, including the reservation, issuance and listing of Lucent Common Stock in a number at least equal to the number of shares of Lucent Common Stock that will be subject to the Adjusted Options.

                  5.8 Employee Benefit Plans; Existing Agreement. As soon as practicable after the Effective Time (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated employees of Lucent's Internetworking Systems Group who are hired by Lucent after July 1, 1999. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company) (the "Continuation Period"), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof.

                  5.9 Indemnification. (a) From and after the Effective Time, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each Person who is or was a director or officer (an "Indemnified Party") of the Company pursuant to any indemnifications provision of the Company's Certificate of Incorporation or By-laws as each is in effect on the date hereof.

                  (b) For a period of six years after the Effective Time, Lucent shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to the Indemnified Parties (provided that Lucent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties than such existing insurance) covering acts or omissions occurring prior to the Effective Time; provided, that Lucent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Lucent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. The current annual premium paid by the Company for its existing coverage is set forth in Schedule 5.9.

                  (c) This Section 5.9 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representative (each of which shall be entitled to enforce this Section 5.9 against Lucent and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement).

                  5.10 Preparation of Information Statement. As soon as practicable after the date hereof, the Company shall prepare, with the cooperation of Lucent, an information statement for the stockholders of the Company (the "Information Statement") to approve this Agreement, the Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Lucent Common Stock to be received by the Company Stockholders in the Merger. Lucent and the Company shall each use its reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Lucent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company shall promptly advise Lucent, and Lucent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Lucent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of the Company that the Company Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the Merger, this Agreement and the transactions contemplated hereby are advisable and in the best interest of the Company Stockholders. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to Lucent or its Affiliates which information shall not have been approved by Lucent prior to such inclusion.

                  5.11 Stock Exchange Listing. Lucent shall use all reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Lucent Common Stock to be issued in connection with the Merger and upon exercise of Adjusted Options.

                  5.12 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Lucent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such Person to deliver to Lucent as of the Closing Date, a written agreement substantially in the form attached as Exhibit B hereto. Lucent shall use its reasonable best efforts to cause all Persons who are "affiliates" of Lucent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to the Company as of the Closing Date a written agreement substantially in the form attached as Exhibit C hereto; provided that Lucent and its "affiliates" may deliver a letter substantially in the form of Exhibit C hereto which covers the same period even if such letter was previously executed.

                  5.13 Notification of Certain Matters. The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and
(ii) any failure of the Company, Lucent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available to the party receiving such notice.

                  5.14 Tax Returns; Cooperation. The Company on the one hand and Lucent on the other will cooperate with each other and provide such information as any party may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax proceeding. Such cooperation shall include, but not be limited to, making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding. The Company and Lucent will retain until the expiration of any applicable statutes of limitations (including any extensions thereof) all Tax Returns, schedules and workpapers and all other material records or documents relating to the Company for all Tax periods through the first Tax period ending after the Closing Date. At the expiration of such statutory period (including any extensions thereof), each party shall have the right to dispose of any such Returns and other documents or records on thirty (30) days written notice to the other party. Any information, documents or records obtained under this Section
5.14 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  5.15 Pooling of Interests; Reorganization. Each of Lucent and the Company shall cooperate and work together with its respective accountants, with the objective that the Merger shall qualify as a pooling of interests under Opinion 16 of the Accounting Principles Board and the applicable SEC rule and regulations and Lucent's and the Company's conclusion that such accounting treatment is appropriate for the Merger to be concurred with by each of the Company's and Lucent's auditors and the SEC, respectively, and each of the Company and Lucent agrees that it shall voluntarily take no action that would cause such accounting treatment not to be obtained. Neither Lucent or any of its Subsidiaries nor the Company shall take any action which could reasonably be expected to jeopardize such qualification. Each of Lucent and the Company shall use its reasonable best efforts to cause the business combination of the Merger to be qualified as a reorganization under Section 368(a) of the Code.

                  5.16 Working Capital Financing. Lucent agrees, at the request of the Company, to provide prior to the Closing Date up to $30,000,000 in working capital financing to the Company for a term of one year on commercially reasonable terms and conditions consistent with past practice and reasonably acceptable to Lucent and the Company.

                  5.17 Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with the any agency or authority in connection with this Agreement and the transactions contemplated hereby.

         6. Conditions Precedent.

                  6.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

                  (a) Stockholder Approval. The Merger shall have been duly approved by the requisite vote of the outstanding shares of Company Capital Stock and the common stock, $.01 par value per share, of Acquisition entitled to vote thereon in accordance with the DGCL and the Certificate of Incorporation and By-laws of each of the Company and Acquisition, respectively.

Each holder of Company Preferred Stock shall have agreed to waive any rights to receive any liquidation premium payable in cash in lieu of shares of Lucent Common Stock.

                  (b) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Lucent or the Company (as Surviving Corporation), assuming the Merger had taken place, shall have been obtained, made or occurred.

                  (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect specifically referencing any of the parties hereto or the transactions contemplated by this Agreement which (i) prevents or materially delays the consummation of the Merger or (ii) otherwise would materially impair the ability of the Company or Lucent to perform its obligations under this Agreement. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing or materially delaying the consummation of the Merger or which would materially impair the ability of the Company or Lucent to perform its obligations under this Agreement other than any of the foregoing which shall have been dismissed with prejudice.

                  (d) Escrow Agreement. Each of Lucent, the Company, the Escrow Agent and the Company Stockholders' Representative shall have entered into the Escrow Agreement substantially in the form of Exhibit D hereto (the "Escrow Agreement").

                  (e) Representation Letters. Each of the Company and Lucent shall have executed and delivered a letter of representation relating to certain tax matters in form and substance reasonably acceptable to the other party.

                  (f) Affiliate Letters. Each of the Company and its Affiliates and Lucent and its Affiliates shall have executed and delivered a letter relating to pooling of interests substantially in the form of Exhibits B and C hereto, respectively, and each such letter shall be true and correct in all respects and in full force and effect; provided that Lucent and its Affiliates may deliver a letter substantially in the form of Exhibit C hereto which covers the same period even if such letter was previously executed.

                  (g) Stock Exchange Listing. The shares of Lucent Common Stock issued in accordance with the Merger and issuable upon exercise of the Adjusted Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  6.2 Conditions Precedent to Obligations of Acquisition and Lucent. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect or materiality and the Company's representations and warranties contained in
Section 3.14 shall be true and correct and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect or materiality, shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent and Acquisition shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) have been satisfied.

                  (b) Opinion of Counsel. Lucent and Acquisition shall have received the favorable written opinions dated the Closing Date of Hale and Dorr LLP and Goulston & Storrs, PC, counsels to the Company, in forms satisfactory to Lucent and Acquisition.

                  (c) Pooling Letter. Lucent shall have received a letter, dated as of the Closing Date, from PricewaterhouseCoopers LLP, in form and substance satisfactory to Lucent stating in substance that PricewaterhouseCoopers LLP concurs with the conclusion of the Company's management that no condition exists at the Company that would preclude accounting of the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  (d) Officer and Director Terminations. In accordance with
Section 1.4, each director and officer of the Company shall cease to act in such capacity.

                  (e) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of the Company and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions generally affecting the data networking industry or (ii) resulting from the announcement of the Merger) on the Company, and Lucent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

                  (f) Consents. The Company shall have received all necessary consents, in form and substance satisfactory to Lucent and Acquisition, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (g) Non-Competition and Non-Disclosure Agreements. Each of Zbigniew Opalka, Mukesh Chatter, Peter Marconi and Satish Soman shall have entered into Non-Competition and Non-Disclosure Agreements with the Surviving Corporation, each substantially in the form of Exhibit E hereto, and such agreements shall be in full force and effect.

                  (h) Substitute Form W-9. Acquisition and Lucent shall have received a substitute Form W-9 under the Code in form and substance acceptable to Acquisition and Lucent executed by each stockholder.

                  (i) Real Property Certificate. Lucent shall have received a certificate from the Company certifying that the Company has never been and is not a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code pursuant to Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3)(i) at the Closing.

                  (j) Incentive LLC. Prior to the Effective Time, Nexabit Networks Incentive LLC ("Incentive LLC"), to the extent necessary, (i) shall have amended the Nexabit Networks LLC 1997 Equity Incentive Plan (the "Equity Incentive Plan") to provide that (A) any awards under the Equity Incentive Plan representing member interests in Incentive LLC (with respect to each individual, an "Award Interest") shall be converted into the right to receive such number of shares of Lucent Common Stock to which such individual would be entitled upon exchange of the Company Common Stock held by Incentive LLC (such number of shares of Lucent Common Stock to be calculated based on the Common Stock Exchange Ratio multiplied by the applicable Award Interest) and (B) Incentive LLC shall not distribute any shares of Lucent Common Stock until after the Pooling Date and (ii) shall undertake to interpret and enforce the Equity Incentive Plan as so amended in accordance with its terms and not to otherwise amend the Equity Incentive Plan.

                  (k) Shareholder Agreement. Each of the shareholder agreements entered into by the Company Stockholders shall have been terminated by the Company and each of the other parties thereto.

                  (l) Registration Rights Agreement. Each of the registration rights agreements entered into by the Company and other parties thereto shall have been terminated by the Company and such parties.

                  (m) Stockholder Representation Letters. Lucent shall have received a letter, dated as of the Closing Date, from each Company Stockholder relating to certain securities matters in form and substance reasonably acceptable to Lucent.

                  6.3 Conditions Precedent to the Company's Obligations. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Acquisition and Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

                  (b) Opinion of Counsel. The Company shall have received the favorable written opinion dated the Closing Date of Sidley & Austin, special counsel to Acquisition and Lucent, and internal counsel to Acquisition and Lucent, each in form satisfactory to the Company. The Company shall have received a written opinion dated the Closing Date of Hale and Dorr LLP, counsel to the Company, that the Merger should be treated, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code.

                  (c) Pooling Letter. The Company shall have received a letter, dated as of the Closing Date, from PricewaterhouseCoopers LLP, in form and substance satisfactory to the Company, stating in substance that PricewaterhouseCoopers LLP concurs with the conclusion of Lucent's management that no condition exists at Lucent that would preclude accounting of the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  (d) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of Lucent and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions generally affecting the data networking industry or (ii) resulting from the announcement of the Merger) on Lucent and the Company shall have received a certificate signed on behalf of Lucent by an authorized signatory thereof.

         7. Survival of Representation and Warranties.

                  7.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the schedules to the Agreement which are hereby incorporated by reference) or in any instrument delivered pursuant to this Agreement shall survive for 12 months following the Effective Time. This Section shall not limit any claim for fraud or any covenant or agreement by the parties which contemplates performance after the Effective Time.

         8. Indemnification.

                  8.1 Escrow Shares. As soon as practicable after the Closing Date, a total of 1,152,412 shares of Lucent Common Stock (the "Escrow Fund") shall be deposited with The Bank of New York (or another institution selected by Lucent), as escrow agent (the "Escrow Agent"), such deposit to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be the sole and exclusive source available to compensate Lucent for the indemnification obligations of each holder of Company Capital Stock (each, a "Company Stockholder" and collectively, the "Company Stockholders") under
Section 8.2 except that Lucent may elect not to have recourse to the Escrow Fund for any claim of fraud.

                  8.2 General Indemnification. (a) Subject to the limitations set forth in this Section 8, the Company Stockholders will indemnify and hold harmless Lucent and each Person, if any, who controls, may control or is controlled by Lucent within the meaning of the Securities Act and their respective officers, directors, employees, agents and advisors (each such indemnitee being referred to herein as an "Indemnified Person"), from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages"), arising out of (i) any inaccuracy in any representation or warranty made by the Company in this Agreement or in any exhibit or schedule to this Agreement, and (ii) any breach or default by the Company of any of the covenants or agreements given or made by it in this Agreement or any exhibit or schedule to this Agreement.

                  (b) Lucent and the Company Stockholders each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total consideration that Lucent would have agreed to pay in connection with the transactions contemplated hereby.

                  8.3 Damages Threshold; Damages Cap. (a) Notwithstanding anything to the contrary contained in this Agreement, solely with respect to any claim by Lucent for indemnification under Section 8.2(a)(i), Lucent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which Lucent is seeking indemnification under Section 8.2(a)(i) equals or exceeds $1,000,000 (the "Threshold"), whereupon Lucent shall be entitled to seek indemnification with respect to all such Damages that exceed the Threshold.

                  (b) In determining the amount of any Damage for which Lucent may seek indemnification under Section 8.2(a)(i) or Section 8.2(a)(ii), any materiality standard contained in a representation, warranty or covenant shall be disregarded.

                  (c) The liability of the Company Stockholders to Lucent for all Damages for which indemnification is provided hereunder shall not exceed the Escrow Fund.

                  8.4 Escrow Period; Release of Escrow Fund. The Escrow Fund shall commence on the date hereof and terminate on the first anniversary of the Closing Date (the

"Escrow Period"). On such first anniversary, all shares of Lucent Common Stock then remaining in the Escrow Fund shall be released; provided that the amount of any claim made pursuant to Section 8.5 during the Escrow Period shall be withheld and remain in the Escrow Fund pending resolution of such claim; provided further that the number of shares of Lucent Common Stock in the Escrow Fund which is necessary to satisfy any unsatisfied claims specified in any Lucent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Any portion of the Escrow Fund for which there is no claim pursuant to this Section 8 shall be promptly distributed by the Escrow Agent to the Company Stockholders' Representative for distribution by the Escrow Agent to the Company Stockholders in accordance with each Company Stockholder's percentage of the Escrow Fund as set forth in the Escrow Agreement.

                  8.5 Claims Upon Escrow Fund. Subject to the provisions of this
Section 8, Lucent shall make claims upon the Escrow Fund by delivering to the Escrow Agent on or before the last day of the Escrow Period of a notice signed by an authorized representative of Lucent (a "Lucent Notice") specifying in reasonable detail the individual items of Damages for which indemnification is being sought, the date each such item was paid, or properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related. Lucent shall, concurrently with the sending of any Lucent Notice to the Escrow Agent, provide a copy of such Lucent Notice to the Company Stockholders' Representative. Within 20 days after the receipt of any Lucent Notice, the Company Stockholders' Representative, on behalf of the Company Stockholders, shall deliver a notice to Lucent and the Escrow Agent (a "Company Stockholders' Representative Notice") certifying that the Company Stockholders either agree with the Lucent Notice or object to the Lucent Notice. If the Company Stockholders agree with the Lucent Notice, the Escrow Agent shall deliver to Lucent out of the Escrow Fund, as promptly as practicable after receipt of the Company Stockholders' Representative Notice, the number of Shares held in the Escrow Fund having a fair market value on the Closing Date equal to such Damages. If the Company Stockholders' Representative objects to the Lucent Notice within the 20-day period after receipt of the Lucent Notice, Lucent and the Company Stockholders' Representative shall resolve such dispute in accordance with Section 8.6. If the Company Stockholders' Representative fails to deliver a Company Stockholders' Representative Notice within such 20-day period, the Company Stockholders' Representative shall be deemed to have consented to the Lucent Notice and given a Company Stockholders' Representative Notice to Lucent and the Escrow Agent, and the Escrow Agent shall deliver to Lucent out of the Escrow Fund, as promptly as practicable after such 20-day period, the number of Shares held in the Escrow Fund having a fair market value on the Closing Date equal to such Damages.

                  8.6 Objections to Claims. (a) If the Company Stockholders' Representative shall object to a Lucent Notice within the twenty-day period after receipt thereof, then Lucent and the Company Stockholders' Representative shall use their good faith efforts to resolve such dispute. If Lucent and the Company Stockholders' Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the Escrow Fund based upon such resolution.

                  (b) If Lucent and the Company Stockholders' Representative are unable to resolve such dispute within 30 days after the Company Stockholders' Representative objects to such Lucent Notice, either Lucent or the Company Stockholders' Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute. Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service ("Arbitration Service") as shall be reasonably acceptable to Lucent and the Company Stockholders' Representative. The Arbitration Service shall select one arbitrator reasonably acceptable to Lucent and the Company Stockholders' Representative who shall be expert in the area of development and production of data networking products. The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8, the Escrow Agent shall be entitled to act in accordance with such decision and make delivery of the Escrow Fund in accordance therewith.

                  (c) The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half for the account of Lucent and one-half by the Company Stockholders. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                  8.7 Third-Party Claims. In the event Lucent becomes aware of a third-party claim which Lucent believes may result in a demand pursuant to this
Section 8, Lucent shall promptly notify the Company Stockholders' Representative of such claim, and the Company Stockholders' Representative shall be entitled, at the Company Stockholders' expense (but not out of the Escrow Fund), to participate in any defense of such claim; provided that Lucent shall control such defense, and shall have the right with the consent of the Company Stockholders' Representative (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent of the Company Stockholders' Representative shall be required where the third-party claim, which Lucent proposes to settle involves the business reputation of Lucent or its Affiliates in any material adverse respect, or the possible criminal liability of Lucent or its Affiliates or any of their respective officers, directors or employees). In the event that the Company Stockholders' Representative has consented to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Section 8 to the amount of any claim by Lucent for indemnity with respect to such settlement.

                  8.8 Company Stockholders' Representative. (a) Mukesh Chatter is hereby appointed as representatives (the "Company Stockholders' Representative") for and on behalf of the Company Stockholders to take all actions necessary or appropriate in the judgment of the Company Stockholders' Representative for the accomplishment of the terms of this Agreement. The holders of a majority in interest of the shares of Lucent Common Stock held in the Escrow Fund may replace the Company Stockholders' Representative upon not less than 10 days' prior written notice to Lucent. No bond shall be required of the Company Stockholders' Representative and the Company Stockholders' Representative shall receive no compensation for his services. Notices of communications to or from the Company Stockholders' Representative shall constitute notice to or from each of the Company Stockholders. If Mukesh Chatter dies or is otherwise no longer able or willing to serve as the Company Stockholders' Representative, a new Company Stockholders' Representative shall be chosen by Company Stockholders holding a majority of the shares of Lucent Common Stock issued in connection with the Merger.

                  (b) The Company Stockholders' Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advise of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Company Stockholders' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

                  (c) Any decision, act, consent or instruction of the Company Stockholders' Representative shall constitute a decision of all and shall be final, binding and conclusive upon every Company Stockholder and the Escrow Agent and Lucent may rely upon any decision, act, consent or instruction of each and every Company Stockholder. The Escrow Agent and Lucent are hereby relieved from any liability to any person for acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholders' Representative.

         9. Brokers' and Finders' Fees.

                  9.1 Company. The Company represents and warrants to Acquisition and Lucent that, except as set forth in Schedule 9.1, no broker, investment banker or financial advisor is entitled to receive a brokerage fee, financing commission or other commission from the Company in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Company agrees that if the transactions contemplated by this Agreement are not consummated (other than as a result of a breach or default by Lucent or Acquisition), it shall indemnify and hold Acquisition and Lucent harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them as a result of the Company's or any of its Affiliates' dealings, arrangements or agreements with any such Person.

                  9.2 Acquisition and Lucent. Acquisition and Lucent represent and warrant to the Company that no broker, investment banker or financial advisor is entitled to receive any brokerage fee, financing commission or other commission from Lucent in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Acquisition and Lucent agree that if the transactions contemplated hereby are not consummated (other than as a result of a breach or default by the Company), they shall jointly and severally indemnify and hold the Company harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them, as a result of Acquisition's or Lucent's or any of their respective Affiliates' dealings, arrangements or agreements with any such Person.

         10. Expenses. Lucent and the Company shall each pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger is consummated.

         11. Press Releases. Except as required by law or Lucent's listing agreement with the New York Stock Exchange, Lucent, Acquisition and the Company shall not issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other parties to this Agreement.

         12. Contents of Agreement; Parties in Interest; etc. This Agreement and the agreements referred to or contemplated herein and the letter agreement between Lucent and the Company concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein. All statements contained in schedules, exhibits, certificates and other instruments attached hereto shall be deemed representations and warranties (or exceptions thereto) by the Company, Acquisition or Lucent, as the case may be.

         13. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         14. Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholders of Acquisition:

                  (a) by the mutual agreement of the Boards of Directors of Acquisition and the Company and the appropriate corporate authority of Lucent;

                  (b) by Lucent, Acquisition or the Company if (i) the Effective Time shall not have occurred by November 30, 1999; provided that the right to terminate this Agreement under this Section 14(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Company, in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 15 days after notice to Lucent by the Company; or

                  (d) by Lucent or Acquisition, in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 15 days after notice by Lucent or Acquisition.

         15. Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

                  (a) "Affiliate" of a Person shall mean any other Person who
(i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than 5% of the capital stock or equity interest in such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company.

                  (c) "Best Knowledge" in respect of (i) any representation and warranty of the Company set forth in this Agreement (other than Section 3.14) shall mean the actual and constructive knowledge of Mukesh Chatter, Zbigniew Opalka, Gene Wahlberg and Michael Hannon to the extent such knowledge would have been obtained by due inquiry of the officers and directors of the Company and employees charged with responsibility for the particular matter which is the subject of such representation or warranty and (ii) the representations and warranties of the Company set forth in Section 3.14 shall mean the actual and constructive knowledge (to the extent such knowledge would have been obtained by the reasonable exercise of due diligence in the ordinary course of business) of the Designated Group; provided, that with respect to Patents, such term shall only mean the actual knowledge of the Designated Group.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "Designated Group" shall mean Mukesh Chatter, Zbigniew Opalka, Peter Marconi, Satish Soman, Kenneth Schroder, Alec Dingee, Roger Slyk, Dimitry Haskin, Tim Wright, Ray Miller, Ram Krishnan, Sub Pal, Rajib Ray and Gerry Merchessault.

                  (f) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of

Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

                  (g) "Exchange Agent" shall mean a bank or trust company designated as the exchange agent by Lucent (which designation shall be reasonably acceptable to the Company).

                  (h) "Final Determination" shall mean (i) a decision of the United States Tax Court, or a decision, judgment, decree or other order by another court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (ii) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local or municipal Tax statute; (iii) any disallowance of a claim for refund or credit in respect of an overpayment of Tax unless a suit related thereto is filed on a timely basis; (iv) any final disposition by reason of the expiration of the applicable statute of limitations; or (v) the actual payment by the Company of Taxes.

                  (i) "GAAP" shall mean United States generally accepted accounting principles.

                  (j) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

                  (k) "Indebtedness" shall mean as at any date of determination, the sum of the following items of the Company, without duplication: (i) obligations created, issued or incurred for borrowed money, including all fees and obligations thereunder (including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of the Company and all drafts thereunder, (iv) capital lease obligations, if any, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).

                  (l) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

                  (m) "Material Adverse Effect" on a Person shall mean (unless otherwise specified) any condition or event that may: (a) have a material adverse effect on the assets, business, financial condition or operations of such Person and its Subsidiaries, if any; (b) materially impair the ability of the such Person to perform its obligations under this Agreement; or (c) prevent or delay the consummation of the transactions contemplated under this Agreement.

                  (n) "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (d) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

                  (o) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

                  (p) "Pooling Date" shall mean the date on which Lucent publishes in the form of a quarterly earnings report, an effective registration statement flied with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement, the combined results of post-acquisition operations of Lucent and the Company for a period of not less than 30 days, which publication, filing or announcement satisfies the requirements of Accounting Series Release 135.

                  (q) "reasonable best efforts" shall mean prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the Company, Lucent or Acquisition, as applicable, shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

                  (r) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

                  (s) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

                  (t) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         16. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 16) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

                  If to Acquisition or Lucent:

                  Lucent Technologies Inc.
                  c/o Data Networking Systems
                  211 Mount Airy Road
                  Basking Ridge, New Jersey 07920-2332
                  Att: President - Data Networking

                  with copies to:

                  Lucent Technologies Inc.
                  c/o Data Networking Systems
                  211 Mount Airy Road
                  Basking Ridge, New Jersey 07920-2332
                  Att: General Counsel  - Data Networking

                  If to the Company:

                  Nexabit Networks, Inc.
                  200 Nickerson Road
                  Marlborough, MA  01752
                  Att:  Mukesh Chatter
                  with a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts  02109
                  Attn:  Paul P. Brountas, Esq.

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         17. Amendment. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by the respective Boards of Directors of the parties hereto notwithstanding the approval hereof by the stockholders of the Company or the stockholders of

Acquisition, as applicable, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

         18. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the stockholders of the Company in connection therewith.

         19. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

         20. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

         21. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

         22. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         23. Extensions. At any time prior to the Effective Time, any party may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of any other party.

         24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.


                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.


                                  LUCENT TECHNOLOGIES INC.



                                  By:/s/ Harry J.Carr
                                     ----------------------------------
                                       Name: Harry J. Carr
                                       Title:   Vice President and COO,
                                                Broadband Carrier Networks




                                  NEPTUNE ACQUISITION INC.



                                  By:/s/ Harry J.Carr
                                     ----------------------------------
                                       Name: Harry J. Carr
                                       Title:   Vice President and COO,
                                                Broadband Carrier Networks





                                  NEXABIT NETWORKS, INC.


                                  By:/s/ Mukesh Chatter
                                     ----------------------------------
                                       Name:  Mukesh Chatter
                                       Title:    CEO and President


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                            GLOSSARY OF DEFINED TERMS

Defined Term                                                          Location of Definition
------------                                                          ----------------------
Acquisition.........................................................     Preamble
Acquisition Common Stock ...........................................     Recitals
Acquisition Proposal................................................     Section 5.4
Adjusted Option.....................................................     Section 5.6
Affiliate...........................................................     Preamble
Agreement...........................................................     Preamble
Authorizations......................................................     Section 3.13(b)
Award Interest......................................................     Section 6.2(j)
Balance Sheet.......................................................     Section 3.5(a)
Benefit Plan........................................................     Section 15(b)
Best Knowledge......................................................     Section 15(c)
Certificate of Merger...............................................     Section 1.1(b)
Certificates........................................................     Section 1.9(b)
Closing.............................................................     Section 1.1(b)
Closing Date........................................................     Section 1.1(b)
Code................................................................     Section 15(d)
Common Shares.......................................................     Section 3.2(a)
Common Stock Exchange Ratio.........................................     Section 1.5(c)
Commonly Controlled Entity..........................................     Section 3.16(a)
Company.............................................................     Preamble
Company Capital Stock...............................................     Recitals
Company Common Stock................................................     Recitals
Company Preferred Stock.............................................     Recitals
Company Stockholder                                                      Section 8.1
Company Stockholders' Representative Notice.........................     Section 8.5
Company Stock Option................................................     Section 5.6(a)
Company Stock Plan..................................................     Section 5.6(a)
Confidentiality Agreement...........................................     Section 12
DGCL................................................................     Recitals
Designated Group....................................................     Section 15(e)
Effective Time......................................................     Section 1.1(b)
Environmental Laws..................................................     Section 15(f)
Equity Incentive Plan...............................................     Section 6.2(j)
ERISA...............................................................     Section 3.16(a)
Exchange Act........................................................     Section 4.3(c)
Exchange Agent......................................................     Section 15(g)
Exchange Ratio......................................................     Section 1.5(c)
Executive Employees.................................................     Section 3.17(a)
Final Determination.................................................     Section 15(h)
Financial Statements................................................     Section 3.5(a)
GAAP................................................................     Section 15(i)
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
Hazardous Substances................................................     Section 15(j)
Immaterial Authorizations...........................................     Section 3.13(b)
Incentive LLC.......................................................     Section 6.2(j)
Indebtedness........................................................     Section 15(k)
Intellectual Property Rights........................................     Section 3.14(a)
IRS.................................................................     Section 3.15(c)
Laws................................................................     Section 3.13(a)
Liens...............................................................     Section 15(l)
Lucent..............................................................     Preamble
Lucent Common Stock.................................................     Section 4.2
Lucent Authorized Preferred Stock...................................     Section 4.2
Lucent SEC Documents................................................     Section 4.5(a)
Material Adverse Effect.............................................     Section 15(m)
Merger..............................................................     Recitals
NYSE................................................................     Section 1.8
Outstanding Common Shares...........................................     Section 3.2(a)
Pension Plans.......................................................     Section 3.16(a)
Permitted Liens.....................................................     Section 15(n)
Person..............................................................     Section 15(o)
Plans...............................................................     Section 3.16(a)
Preferred Shares....................................................     Section 3.2(a)
Reasonable Best Efforts.............................................     Section 15(q)
Registration Statement..............................................     Section 5.5(a)
Reserved Common Shares..............................................     Section 3.2(a)
Right...............................................................     Section 1.5(c)
SEC.................................................................     Section 3.30
Securities Act......................................................     Section 4.3(c)
Series A Exchange Ratio.............................................     Section 1.5(c)
Series A Preferred Stock............................................     Recitals
Series B Exchange Ratio.............................................     Section 1.5(c)
Series B Preferred Stock............................................     Recitals
Series C Exchange Ratio.............................................     Section 1.5(c)
Series C Preferred Stock............................................     Recitals
Series D Exchange Ratio.............................................     Section 1.5(c)
Series D Preferred Stock............................................     Recitals
Shares..............................................................     Section 3.2(a)
Subsidiary..........................................................     Section 15(r)
Supplemental Financial Information..................................     Section 5.3(c)
Surviving Corporation...............................................     Section 1.1(a)
Tax.................................................................     Section 15(s)
Tax Return..........................................................     Section 15(t)
Welfare Plans.......................................................     Section 3.16(a)
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